Exhibit 12
COMPUTATION OF RATIOS

RETURN ON AVERAGE ASSETS	Net income/Average assets

RETURN ON AVERAGE EQUITY	Net income/Average stockholders’ equity

NET INTEREST MARGIN (computed on a fully taxable equivalent basis)	Fully taxable equivalent net interest income/Average earning assets

NONINTEREST EXPENSE TO NET REVENUE (computed on a fully taxable equivalent basis) [Also referred to as EFFICIENCY RATIO]	Total other expense/(Fully taxable equivalent net interest income plus total other income adjusted for gains or losses on sales of securities)

DIVIDEND PAYOUT RATIO	Dividends declared/Net income

AVERAGE STOCKHOLDERS’ EQUITY TO AVERAGE TOTAL ASSETS	Average stockholders’ equity/Average assets

TIER 1 CAPITAL RATIO	(Stockholders’ equity less goodwill and other intangible assets and accumulated other comprehensive income (loss) plus qualifying trust preferred securities (“Tier 1 capital”)/Risk-adjusted assets

RISK-BASED CAPITAL RATIO	(Tier 1 capital plus qualifying loan loss allowance and subordinated debt)/Risk-adjusted assets

LEVERAGE RATIO	Tier 1 capital/(Average total assets less goodwill and other intangible assets)

BOOK VALUE PER SHARE	Total stockholders’ equity/Common shares outstanding at year-end

ALLOWANCE FOR LOAN LOSSES TO END OF YEAR LOANS	Allowance for loan losses/Gross loans net of unearned interest

NET CHARGE-OFFS TO AVERAGE LOANS	Net charge-offs/Average gross loans net of unearned interest

NONPERFORMING LOANS TO LOANS	(Nonaccrual loans plus loans past due 90 days or greater plus renegotiated loans)/Gross loans net of unearned interest

NONPERFORMING ASSETS TO LOANS	(Nonaccrual loans plus loans past due 90 days or greater plus renegotiated loans plus other real estate owned)/Gross loans net of unearned interest

NONPERFORMING ASSETS TO TOTAL ASSETS	(Nonaccrual loans plus loans past due 90 days or greater plus renegotiated loans plus other real estate owned)/Total assets

RETURN ON AVERAGE EQUITY BEFORE IMPAIRMENT CHARGE	(Net income plus goodwill impairment charge)/Average stockholders’ equity

RETURN ON AVERAGE ASSETS BEFORE IMPAIRMENT CHARGE	(Net income plus goodwill impairment charge)/Average assets

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